Exhibit 99.1

PRESS RELEASE

Contact:	Bill Foust	Pete Thompson
	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES FOURTH QUARTER 2007 RESULTS

Net Income of $2.5 Million

Diluted Earnings Per Share of $0.16

Alpharetta, GA, January 31, 2008.

Summary of Results

(Amounts in Millions, Except Per Share Amounts)

	2007		2006
	Fourth Quarter	Full Year	Fourth Quarter	Full Year

Net Sales	$188.5	$714.8	$166.2	$655.2
Restructuring (Income) Expenses	(0.3)	24.0	4.8	21.1
Operating Profit (Loss)	5.8	17.9	(5.1)	5.3
Net Income (Loss)	2.5	3.4	(4.4)	(0.8)

Earnings (Loss) Per Share — Diluted	$0.16	$0.22	$(0.28)	$(0.05)
Plus: Restructuring Expenses Per Share — Diluted	—	0.98	0.20	0.88
Earnings (Loss) Per Share Without Restructuring Expenses — Diluted*	$0.16	$1.20	$(0.08)	$0.83

Average Shares — Diluted	15.8	15.7	15.4	15.4

*Earnings (Loss) Per Share Without Restructuring Expenses - Diluted is a non-GAAP financial measure that is calculated by adding the Earnings (Loss) Per Share reduction caused by Restructuring Expenses to Earnings (Loss) Per Share - Diluted.

Schweitzer-Mauduit International, Inc. (NYSE:SWM) today reported fourth quarter 2007 net income of $2.5 million compared with a net loss of $4.4 million during the fourth quarter of 2006.  The diluted earnings per share were $0.16 compared with a diluted loss per share of $0.28 in the prior-year quarter.  Restructuring expenses decreased earnings per share during the fourth quarter of 2006 by $0.20.  Excluding restructuring expenses, earnings per share of $0.16 for the fourth quarter of 2007 improved relative to the diluted loss per share of $0.08 for the fourth quarter of 2006.

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, commented that, “Overall, we are pleased with our financial and operational performance in 2007 as well as the significant progress made during the year in reshaping Schweitzer-Mauduit through the restructuring activities underway and growth realized in reconstituted tobacco products as well as cigarette paper for lower ignition propensity cigarettes.  Despite continued volatility in our quarterly earnings in 2007, we delivered a 45 percent increase in earnings per share excluding restructuring expenses and a 38 percent increase in cash provided by operations, which enabled undertaking significant reinvestment in our business without substantially increasing debt.  Further, on December 21, 2007, Schweitzer-Mauduit entered into an agreement to purchase the 28 percent of LTR Industries S.A., or LTR, owned by a subsidiary of Altadis, SA.  We are pleased to announce that this acquisition was completed today.  We expect this acquisition to be accretive to earnings in the range of $0.28 to $0.34 per share, subject in part to final purchase accounting.

“Schweitzer-Mauduit’s results for the fourth quarter of 2007 were in-line with our expectations for a weaker performance than previous quarters in 2007 and primarily reflected planned paper machine downtime in France, the United States and Brazil.  Excluding restructuring expenses from both 2007 and 2006, earnings improved during the fourth quarter compared to an even weaker prior-year period.  This stemmed primarily from increased demand and higher production capacity utilization for reconstituted tobacco leaf products.  Also, sales volume growth and improved manufacturing costs were achieved for lower ignition propensity cigarette papers.  We continued to realize significant savings during the fourth quarter from cost reduction activities across our businesses despite the planned machine downtime.  These improvements were partially offset by the impacts of cost inflation and a further strengthening of the Brazilian real.  We also improved cash generation, in part from a further decrease in working capital, during the fourth quarter of 2007.”

Restructuring Expenses

Schweitzer-Mauduit initiated restructuring activities during 2006 and 2007 in France and the United States and in 2007 in Brazil.  In accordance with applicable U.S. generally accepted accounting principles, restructuring expenses associated with these actions were recognized during the fourth quarters of both 2007 and 2006, resulting in a net credit of $0.3 million and a charge of $4.8 million, respectively.

In October 2007, Schweitzer-Mauduit announced a three-part restructuring plan to reduce production capacity for tobacco-related papers in both France and the United States as well as to reduce employment levels in Brazil.  The three-part plan includes the expected idling of a base tipping paper machine at Papeteries de Malaucène, or PdMal, in Malaucène, France by the end of 2008 and the shutdown of our entire operation located at Lee, Massachusetts beginning in May 2008.  The Company plans to transfer production from PdMal and the Lee Mills to its other facilities, primarily to Santanesia, Brazil, and discontinue the sale of the majority of commercial and industrial papers currently produced at the Lee Mills. On January 17, 2008, agreement was reached with the unions and Work’s Council at the PdMal facility regarding terms of the restructuring plan.  The final negotiated terms, including severance payments, were consistent with the projections for total restructuring expenses included in the October 1, 2007 announcement of this plan.

Progress continues to be made in implementing Schweitzer-Mauduit’s strategy to become a low cost and the highest quality cigarette and long fiber paper manufacturer in western Europe.  This plan includes capital investments of $26 million as well as workforce and paper machine restructuring activities at Papeteries de Mauduit, or PdM, the largest of the Company’s three French paper operations.  The PdM restructuring plan resulted in the shutdown of one cigarette paper machine in 2007 and a second machine is expected to cease operation upon completion of the capital investments during the first quarter of 2008.

As a result of these restructuring actions, employment at the affected locations is expected to decrease by approximately 600 people from 2006 levels.  Reductions totaling approximately 380 employees have been achieved to-date at these locations, with decreases of nearly 240 people occurring during 2007.  The announced restructuring activities are expected to be completed during 2008.

Schweitzer-Mauduit currently projects pre-tax expenses from 2006 through 2008 for all announced restructuring activities to be in the range of $51 to $54 million, comprised of $29 to $31 million in severance and other cash costs and $22 to $23 million in asset impairment charges, accelerated depreciation and other non-cash costs.  Restructuring expenses of $45.1 million, or approximately 85 percent of the total projected, have been recognized through 2006 and 2007.

The following table summarizes restructuring expenses recorded during 2007 and 2006.

(Amounts in Millions, Except Per Share Amounts)

	2007		2006
	Fourth Quarter	Year-to- Date	Fourth Quarter	Year-to- Date
France	$(0.8)	$10.4	$4.5	$15.8
United States	0.5	13.2	0.3	5.3
Brazil	—	0.4	—	—
Total	$(0.3)	$24.0	$4.8	$21.1

Cash	$(1.3)	$10.2	$4.1	$15.3
Non-Cash	1.0	13.8	0.7	5.8
Total	$(0.3)	$24.0	$4.8	$21.1

Restructuring Expenses Per Share — Diluted	$—	$0.98	$0.20	$0.88

Fourth Quarter 2007 Results

Consolidated net sales were $188.5 million for the quarter compared with $166.2 million in the same period a year ago, an increase of 13 percent.  The increase in net sales resulted from $10.6 million in favorable foreign currency exchange rate impacts, $7.5 million in higher average selling prices, primarily due to an improved mix of products sold, and $4.2 million from increased sales volumes.  Currency changes primarily reflected the impact of a stronger euro, Brazilian real and Philippine peso compared with the U.S. dollar.  The increase in average selling prices reflected an improved mix of products sold in the United States, related primarily to increased sales of cigarette paper for lower ignition propensity cigarettes, and in the French paper businesses.

Sales volumes were essentially unchanged in total for Schweitzer-Mauduit between the fourth quarters of 2007 and 2006, although changes within business segments occurred.  Sales volumes for the French segment increased by 8 percent as a result of higher sales of both reconstituted tobacco leaf products and tobacco-related papers.  Sales volumes in the United States and Brazil decreased by 18 percent and 7 percent, respectively.  The U.S. decline reflected reduced sales of commercial and industrial papers associated with the impending shutdown of the Lee Mills.  Sales volumes in Brazil decreased as a result of lower commercial and industrial paper sales partially offset by continued growth in tobacco-related paper sales.

Operating profit was $5.8 million for the quarter compared with an operating loss of $5.1 million during the fourth quarter of 2006.  Excluding a restructuring credit from the fourth quarter of 2007 and restructuring expense from the fourth quarter of 2006, operating profit increased $5.8 million for the current-year quarter.

Favorable absorption of mill fixed costs benefited results by $5.3 million as less machine downtime was realized during the fourth quarter of 2007 compared to the prior year when significant downtime occurred across all units.  Mill operations improved, primarily reflecting cost reduction activities across all business units and benefits of restructuring activities, despite a difficult operating environment during the fourth quarter of 2007.  Increased average selling prices, resulting primarily from an improved mix of products sold, improved operating profit by $4.1 million during the quarter.  Higher sales volumes, primarily in the French and U.S. segments, increased operating profit by $1.5 million.

Inflationary cost increases, primarily related to higher per ton wood pulp costs, recently increased purchased energy expenses, other purchased material costs and labor rates, unfavorably impacted operating results by $5.2 million during the quarter.  Changes in per ton wood pulp costs increased operating expenses by $2.1 million compared with the prior-year quarter.  Increased energy costs impacted operating profit by $1.6 million primarily due to increased natural gas costs in the United States and higher electricity costs in France. Other purchased material costs increased $1.1 million during the quarter while labor rates increased $0.4 million.  The weaker U.S. dollar versus the Brazilian real and euro had a $3.1 million unfavorable impact on the operating results comparison.

Operating profit for the French segment totaled $6.3 million during the quarter compared with an operating loss of $4.7 million during the fourth quarter of 2006.  Excluding a decrease in French restructuring expenses of $5.3 million, operating profit increased by $5.7 million from an operating loss during the fourth quarter of 2006.  Favorable fixed cost absorption from improved reconstituted tobacco leaf and paper machine utilization increased operating profit by $6.6 million.  Though machine downtime was realized during the fourth quarter of 2007, especially at PdM related to planned restructuring-related capital investments, downtime was decreased year-over-year.  Higher average selling prices, primarily due to an improved mix of products sold, increased operating profit by $1.9 million.  Increased sales volumes improved operating profit by $1.0 million.  Mill operations improved, in part reflecting the benefits of restructuring activities.  Inflationary cost increases reduced operating profit by $2.7 million, including higher per ton wood pulp costs, energy rates and other purchased materials expenses.  Unfavorable currency translation effects negatively impacted the operating profit comparison by $0.8 million due to a  12 percent strengthening of the euro versus the U.S. dollar during the quarter.

The U.S. business unit operating profit was $4.4 million for the quarter compared with an operating profit of $1.9 million during the prior-year quarter.  Excluding a $0.2 million increase in restructuring expenses, operating profit increased by $2.7 million, primarily the result of improved mill operations.  Changes in the mix of products sold, primarily due to increased sales of cigarette paper for lower ignition propensity cigarettes and decreased sales of commercial and industrial papers, increased U.S. operating profit by $2.0 million.  Inflationary cost increases had an unfavorable impact of $1.8 million during the quarter, primarily related to increased energy and higher per ton wood pulp costs.  Unfavorable fixed cost absorption from increased paper machine downtime during the fourth quarter of 2007 compared with the prior-year period decreased operating profit by $1.3 million.  Non-manufacturing expenses increased $0.5 million primarily due to increased compensation.

The Brazilian business unit realized an operating loss of $2.2 million during the fourth quarter of 2007 versus an operating loss of $0.5 million during the prior-year quarter.   The stronger Brazilian real versus the U.S. dollar had an unfavorable impact on the operating results comparison of $2.3 million.  Inflationary cost increases totaled $0.7 million, caused primarily by increased other material prices and higher per ton wood pulp costs.  Improved mill operations, including cost reduction activities, despite costs associated with the start-up of the rebuilt base tipping paper machine, and somewhat higher average selling prices benefited operating results and partially offset these unfavorable impacts.

Nonmanufacturing expenses increased by $3.0 million, or 20 percent, during the fourth quarter of 2007 versus the prior-year quarter primarily due to increased employee compensation expenses.  Only minimal incentive compensation expenses were incurred in 2006 due to lower overall financial performance whereas 2007 expenses reflect achievement of more normal and higher incentive opportunities.

An income tax benefit was recognized during the fourth quarters of 2006 and 2007 due to the impact of both restructuring expenses on full-year taxable earnings as well as Schweitzer-Mauduit’s foreign holding company structure.

Minority interest of $2.0 million increased by $0.9 million due to improved results at the then 72 percent owned French subsidiary LTR.

The consolidated net income for the fourth quarter of 2007 was $2.5 million compared with a net loss of $4.4 million during the fourth quarter of 2006.  The diluted earnings per share were $0.16 for the fourth quarter compared with a diluted loss per share of $0.28 for the prior-year quarter.  Diluted earnings per share of $0.16 for the fourth quarter of 2007 compare to a diluted loss per share of $0.08 for the fourth quarter of 2006 excluding restructuring expenses.

Year-To-Date Results

Net sales were $714.8 million for the full year of 2007, a 9 percent increase over the 2006 level.   Changes in currency exchange rates increased net sales for the full year of 2007 by $30.6 million primarily due to a stronger euro, Brazilian real and Philippine peso versus the U.S. dollar.  Higher average selling prices, which improved net sales by $29.7 million during 2007, primarily reflected an improved sales mix in the United States and France.    Changes in sales volumes decreased net sales by $0.7 million, primarily due to lower sales volumes in the United States.  Total sales volumes increased approximately one-half percent versus the prior year.  French segment sales volumes increased by 4 percent reflecting increased reconstituted tobacco leaf product sales of 11 percent partially offset by lower sales of tobacco-related papers.  Brazilian business unit sales volumes increased 2 percent due to increased tobacco-related papers sales partially offset by decreased non-tobacco paper sales.  U.S. business unit sales volumes declined by 10 percent due to decreases in both tobacco-related and commercial and industrial papers sales volumes.

Operating profit for the full year of 2007 totaled $17.9 million, an increase of $12.6 million from 2006.  Excluding an increase in restructuring expenses of $2.9 million, full-year operating profit increased by $15.5 million, or 59 percent, and totaled $41.9 million for 2007.  Increased average selling prices, primarily due to an improved mix of products sold, combined with the impact of changes in sales volumes to increase operating profit by $24.6 million versus 2006.  Cost reduction activities in all business units significantly benefited 2007 results.  Increased machine operating schedules in France partially offset decreased machine schedules in the United States  and caused an overall improved absorption of mill fixed costs, positively impacting operating profit by $3.4 million during 2007.  Inflationary cost increases decreased profitability by $13.0 million primarily due to higher per metric ton wood pulp expenses, other purchased material costs and labor rates.  For the full year, purchased energy costs were essentially unchanged versus 2006 levels despite rising markedly during the fourth quarter.  The weaker U.S. dollar, primarily versus the Brazilian real, had a $5.0 million unfavorable impact on the operating results comparison.  Nonmanufacturing expenses increased by $8.5 million, or 15 percent, for the full year of 2007 compared with 2006 due primarily to increases in compensation and legal expenses.

A $0.5 million income tax provision was recognized for full-year 2007 compared with a $4.2 million income tax benefit recognized in full-year 2006.  Both periods were impacted by tax benefits of substantial restructuring expenses and our foreign holding company structure.

Minority interest of $8.0 million increased by $3.9 million due to improved results at LTR.

Net income for 2007 was $3.4 million compared with a net loss of $0.8 million in 2006.  Diluted earnings per share were $0.22 for the full-year 2007 compared with a diluted loss per share of $0.05 for the same period in 2006.  Excluding restructuring expenses from both periods, diluted earnings per share for 2007 were $1.20 per share compared with $0.83 per share during the same period in 2006, an increase of 45 percent.

Cash Flow and Quarterly Dividend

Capital spending was $20.9 million during the fourth quarter of 2007 compared with $4.2 million during the prior-year quarter.  Capital spending for the restructuring-related investments at PdM totaled $10.4 million during the fourth quarter of 2007 and is expected to total $26 million upon completion, which will now occur in early 2008.  The rebuild of a paper machine in Brazil was concluded, with spending totaling $5.2 million during the fourth quarter and $10.2 million for the project in total.  Capital spending for the full year of 2007 totaled $47.7 million, within the expected range of $45 to $55 million.  Capital spending for 2008 is currently expected to be in the range of $30 to $40 million.  Additionally, spending for capitalized software totaled $2.0 million during the fourth quarter of 2007, primarily for a project in France, and totaled $8.9 million for the full year, within the expected range of $8 to $10 million.

No pension contributions were made during the fourth quarter of 2007 and $7 million was contributed for the full year.  Cash payments of $3.4 million for severance expenses occurred during the fourth quarter of 2007 and totaled $9.5 million for the full year, within the range of $8 to $10 million projected for 2007.  Equity investments for Schweitzer-Mauduit’s tobacco-related papers joint venture in China were $2.5 million during the fourth quarter of 2007 and totaled the expected $12.8 million for the full year.  A final equity injection of $1.9 million was made in January 2008, bringing the total Schweitzer-Mauduit investment in this joint venture to $17.6 million.

The full-year cash requirements in 2007 for capital projects, deferred software development spending, pension contributions, employee severance payments and joint venture equity payments totaled approximately $86 million, within the expected range of $80 to $90 million.  These cash requirements were funded primarily through internally generated cash flow.  At December 31, 2007, net debt was $96.9 million, an increase of $13.3 million, or 16 percent, compared with year-end 2006, reflecting a $12.9 million increase during the fourth quarter.  Funding of the acquisition of the 28 percent minority shareholder position in LTR Industries S.A. for 35 million euros will cause an approximate $50 million increase in debt during the first quarter of 2008.

Cash provided by operations totaled $18.8 million for the fourth quarter of 2007 and $71.4 million for the full year, an increase of 38 percent for the full year.  Changes in working capital increased cash provided by operations by $5.2 million during the fourth quarter of 2007 and $25.4 million for the full year.

Schweitzer-Mauduit is announcing a quarterly common stock dividend of $0.15 per share.  The dividend will be payable on March 17, 2008 to stockholders of record on February 18, 2008.

Business Comments and Outlook

Mr. Deitrich added, “Overall, we are pleased with our improved financial performance for the full year of 2007, as demonstrated by a 45 percent increase in earnings per share excluding restructuring expenses, and we are well positioned to further increase earnings in 2008.  Excluding restructuring expenses, earnings in the fourth quarter of 2007 were, as expected, below the level of the previous three quarters in 2007 but substantially improved over the loss realized during the fourth quarter of 2006.  This continues our recent trend of improving earnings each quarter versus the prior-year comparison.

“We are confident that the restructuring activities underway across Schweitzer-Mauduit will not only improve earnings once fully implemented, but will also improve the stability of our earnings by decreasing exposure to the weaker North American and western European markets for tobacco-related papers.  Upon full implementation, the announced restructuring activities are expected to generate annual pre-tax benefits of approximately $21 to $23 million, or $0.88 to $0.96 per share.  Full realization of earnings improvement from these actions is not certain and is dependent upon other factors that impact on our business, including continuing weakness in cigarette consumption in developed parts of the world.

“On the cost front, during the fourth quarter we again realized benefits from cost reduction initiatives undertaken to offset inflation.  However, inflation impacts on operating results worsened noticeably during the fourth quarter, primarily due to increased purchased energy costs.  For the full year of 2007, inflationary cost increases totaled $13.0 million, or $0.54 per share.  This is approximately 70 percent of the rate realized in 2006.  Due to the sharp rise in inflationary cost increases during the fourth quarter, the significant full-year benefits of cost reduction activities did not fully offset other cost increases in 2007.

“The fourth quarter again demonstrated that with the fluctuating quarterly earnings for Schweitzer-Mauduit during the last two years, establishing an accurate projection for full-year results is difficult.  This will continue in 2008 given the changes underway in our business.  Full-year 2007 earnings, excluding restructuring expenses, of $1.20 per share met our most recent guidance to likely exceed the high end of $1.00 to $1.15 per share.  We reiterate that diluted earnings per share in 2008, excluding restructuring expenses, are expected to exceed $1.50 per share.  However, earnings for the first quarter of 2008 will likely be the weakest of the year due to the planned capital investment—related paper machine downtime at PdM as well as one-time unfavorable purchase accounting impacts associated with the announced acquisition of the 28 percent minority interest in LTR.  Growth in earnings in 2008 is expected to come from the LTR acquisition, increased sales volumes for reconstituted tobacco leaf products and cigarette paper for lower ignition propensity cigarettes, as well as from the benefits of the announced restructuring activities.  The challenges to earnings growth in 2008 are expected to include inflationary cost increases, particularly energy, initial losses associated with the start-up of our 50 percent tobacco-related papers joint venture in China, the continued decline in the production of cigarettes and therefore demand for our products, execution of the broad-based restructuring and other cost reduction activities underway and the continued weakness of the U.S. dollar and the resulting impact on earnings for our Brazilian operation.”

Conference Call

Schweitzer-Mauduit will hold a conference call to review fourth quarter 2007 results with investors and analysts at 10:30 a.m. eastern time on Thursday, January 31, 2008.  The conference call will be simultaneously broadcast over the Internet at www.schweitzer-mauduit.com.  To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.  For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

About Schweitzer-Mauduit International

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, saturating base papers, and printing and packaging applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,500 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia and Canada.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that Act.  Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•                  We have manufacturing facilities in 6 countries and sell products in over 90 countries.  As a result, we are subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries.  Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact our business in a variety of ways, including increasing expenses, decreasing sales, limiting our ability to repatriate funds and generally limiting our ability to conduct business.

•                  Our financial performance is dependent upon the cost of raw materials, particularly wood pulp, purchased energy, chemicals and labor.  Recently, the total cost of these items has increased significantly, and competitors’ selling prices for certain products and the nature of our agreements with our customers may make it difficult to pass changes in these costs on to our customers in a timely and effective manner.

•                  Our sales are concentrated to a limited number of customers.  In 2007, 41 percent of our sales were to our 2 largest customers.  The loss of one or both such customers, or a significant reduction in one or both of these customers’ purchases, could have a material adverse effect on our results of operations.

•                  Our financial performance is materially impacted by sales of both reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes.  A significant change in sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results.

•                  As a result of current excess capacity in the tobacco-related papers industry and increased operating costs experienced in recent years, competitive levels of selling prices for certain of our products are not sufficient to cover those costs with a margin that we consider reasonable.  Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment charges for certain equipment and employee severance expenses associated with downsizing activities.  Management continues to evaluate how to operate our production facilities more effectively with reduced production volumes.

•                  In recent years, governmental entities around the world, particularly in the United States and western Europe, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products.  Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products.  Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked.  Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

For additional factors and further discussion of these factors, please see our Annual Report on Form 10-K for the year ended December 31, 2006.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses.  Financial measures which exclude this item have not been determined in accordance with accounting principles generally accepted in the United States and are therefore “non-GAAP” financial measures.  Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the document.

Schweitzer-Mauduit management believes that investors’ understanding of the Company’s performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the Company’s ongoing results of operations.  Many investors are interested in understanding the performance of our ongoing businesses and comparing our results from normal operations from one period to the next.  By providing the non-GAAP financial measures, together with the reconciliations and comments, we believe we are enhancing investors’ understanding of our business results.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED DECEMBER 31,

(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2007	2006	Change

Net Sales	$188.5	$166.2	+ 13.4%
Cost of products sold	165.1	151.6	+ 8.9
Gross Profit	23.4	14.6	+ 60.3

Selling expense	6.5	6.2	+4.8
Research expense	2.1	1.9	+ 10.5
General expense	9.3	6.8	+ 36.8
Total nonmanufacturing expenses	17.9	14.9	+ 20.1

Restructuring (income) expense	(0.3)	4.8	N.M.

Operating Profit (Loss)	5.8	(5.1)	N.M.
Interest expense	1.5	1.2	+ 25.0
Other expense, net	—	0.2	N.M.
Income (Loss) Before Income Taxes, Minority Interest
and Net Income from Equity Affiliates	4.3	(6.5)	N.M.
Benefit for income taxes	—	3.2	N.M.
Minority interest in earnings of subsidiaries	2.0	1.1	+ 81.8
Net income from equity affiliates	0.2	—	N.M.
Net Income (Loss)	$2.5	$(4.4)	N.M.	%

Net Income (Loss) Per Share:
Basic	$0.16	$(0.28)	N.M.	%

Diluted	$0.16	$(0.28)	N.M.	%

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	15,451,900	15,415,400

Diluted, including Common Share Equivalents	15,796,200	15,415,400

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE FULL YEAR ENDED DECEMBER 31,

(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2007	2006	Change

Net Sales	$714.8	$655.2	+ 9.1%
Cost of products sold	606.7	571.1	+ 6.2
Gross Profit	108.1	84.1	+ 28.5

Selling expense	22.8	22.7	+ 0.4
Research expense	8.0	7.3	+ 9.6
General expense	35.4	27.7	+ 27.8
Total nonmanufacturing expenses	66.2	57.7	+ 14.7

Restructuring expense	24.0	21.1	+ 13.7

Operating Profit	17.9	5.3	N.M.
Interest expense	5.9	5.5	+ 7.3
Other expense, net	0.1	0.5	- 80.0
Income (Loss) Before Income Taxes, Minority
Interest and Net Loss from Equity Affiliates	11.9	(0.7)	N.M.
Provision (benefit) for income taxes	0.5	(4.2)	N.M.
Minority interest in earnings of subsidiaries	8.0	4.1	+ 95.1
Net loss from equity affiliates	—	0.2	N.M.
Net Income (Loss)	$3.4	$(0.8)	N.M.	%

Net Income (Loss) Per Share:
Basic	$0.22	$(0.05)	N.M.	%

Diluted	$0.22	$(0.05)	N.M.	%

Dividends Declared Per Share	$0.60	$0.60

Average Common Shares Outstanding:
Basic	15,529,400	15,393,500

Diluted, including Common Share Equivalents	15,741,600	15,393,500

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. $ IN MILLIONS)

	December 31,	December 31,
Unaudited	2007	2006
		(Restated)
ASSETS
Cash and cash equivalents	$4.0	$13.7
Accounts receivable	100.6	88.9
Inventories	131.2	119.2
Other current assets	11.4	14.3
Net property, plant and equipment	456.0	416.8
Other noncurrent assets	74.7	44.2
Total Assets	$777.9	$697.1

LIABILITIES & STOCKHOLDERS’ EQUITY
Current debt	$13.6	$17.1
Other current liabilities	201.5	150.9
Long-term debt	87.3	80.2
Pension and other postretirement benefits	46.8	54.2
Deferred income tax liabilities	25.0	29.0
Deferred revenue	18.1	24.1
Other noncurrent liabilities	22.7	23.0
Minority interest	26.0	15.6
Stockholders’ equity	336.9	303.0
Total Liabilities and Stockholders’ Equity	$777.9	$697.1

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE FULL YEAR ENDED DECEMBER 31,
(U.S. $ IN MILLIONS)

Unaudited	2007	2006

Net income (loss)	$3.4	$(0.8)
Depreciation and amortization	39.2	38.2
Restructuring impairment/accelerated depreciation	13.8	5.2
Amortization of deferred revenue	(6.0)	(5.9)
Deferred income tax benefit	(13.6)	(10.6)
Minority interest in earnings of subsidiaries	8.0	4.1
Other items	1.2	1.2
Net changes in operating working capital	25.4	20.4
Cash Provided by Operations	71.4	51.8

Capital spending	(47.7)	(9.6)
Capitalized software costs	(8.9)	(3.8)
Equity investment in foreign subsidiaries	(12.8)	(2.9)
Other investing	(3.6)	4.0
Cash Used for Investing	(73.0)	(12.3)

Cash dividends paid to SWM stockholders	(9.4)	(9.4)
Cash dividends paid to minority owner	—	(3.7)
Changes in debt	1.5	(20.7)
Purchases of treasury stock	(5.8)	—
Other financing	4.8	2.7
Cash Used for Financing	(8.9)	(31.1)

Effect of Exchange Rate Changes on Cash	0.8	0.2

Increase (Decrease) in Cash and Cash Equivalents	$(9.7)	$8.6

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
BUSINESS SEGMENT REPORTING
(U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil. For purposes of the segment disclosure in the following tables, the term “United States” includes operations in the United States and Canada. The Canadian operations only produce flax fiber used as a raw material in the U.S. operations. The term “France” includes operations in France, the Philippines and Indonesia because the results of the Philippine and Indonesian operations are not material for segment reporting purposes and their sales are integrated with sales of the Company’s French operations in southeast Asia. Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales. Expense amounts not associated with segments are referred to as unallocated expenses.

Net Sales
	For the three months ended December 31,			For the twelve months ended December 31,

	2007	2006	% Change	2007	2006	% Change

France	$119.5	$99.4	+ 20.2%	$435.0	$385.0	+ 13.0%
United States	54.4	52.1	+ 4.4	226.0	221.8	+ 1.9
Brazil	19.3	17.8	+ 8.4	73.0	67.3	+ 8.5

Subtotal	193.2	169.3		734.0	674.1

Intersegment sales by:
France	(0.7)	(1.0)		(4.2)	(9.8)
United States	(0.5)	(0.4)		(2.8)	(1.2)
Brazil	(3.5)	(1.7)		(12.2)	(7.9)

Consolidated	$188.5	$166.2	+ 13.4%	$714.8	$655.2	+ 9.1%

Operating Profit (Loss)

	For the three months ended December 31,				For the twelve months ended December 31,

	2007	2006	% Change		2007	2006	% Change

France	$6.3	$(4.7)	N.M.	%	$27.1	$8.1	N.M.	%
United States	4.4	1.9	N.M.		5.0	5.2	- 3.8
Brazil	(2.2)	(0.5)	N.M.		(3.3)	(0.7)	N.M.
Unallocated expenses	(2.7)	(1.8)	+ 50.0		(10.9)	(7.3)	+ 49.3

Consolidated	$5.8	$(5.1)	N.M.		$17.9	$5.3	N.M.

Restructuring Expense

	For the three months ended December 31,				For the twelve months ended December 31,

	2007	2006	% Change		2007	2006	% Change

France	$(0.8)	$4.5	N.M.	%	$10.4	$15.8	- 34.2%
United States	0.5	0.3	+ 66.7		13.2	5.3	N.M.
Brazil	—	—	—		0.4	—	N.M.

Consolidated	$(0.3)	$4.8	N.M.		$24.0	$21.1	+ 13.7

Operating Profit (Loss) Without Restructuring Expense*

	For the three months ended December 31,				For the twelve months ended December 31,

	2007	2006	% Change		2007	2006	% Change

France	$5.5	$(0.2)	N.M.	%	$37.5	$23.9	+ 56.9%
United States	4.9	2.2	N.M.		18.2	10.5	+ 73.3
Brazil	(2.2)	(0.5)	N.M.		(2.9)	(0.7)	N.M.
Unallocated expenses	(2.7)	(1.8)	+ 50.0		(10.9)	(7.3)	+ 49.3

Consolidated	$5.5	$(0.3)	N.M.	%	$41.9	$26.4	+ 58.7%

* Operating Profit (Loss) Without Restructuring Expense is a non-GAAP financial measure that is calculated by adding Restructuring Expense to Operating Profit (Loss).

N.M. - Not Meaningful